UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.
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CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT RELATING TO
THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FRIDAY, MAY 10, 2022

On March 30, 2022, Charles River Laboratories International, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission, which was recently distributed in connection with the Company’s Annual Meeting of Shareholders to be held on May 10, 2022. The Company is filing this supplement to the Proxy Statement (the “Supplement”) solely to update certain information relating to director/nominee Dr. Martin W. Mackay.

Dr. Mackay Director Biography

On April 22, 2022, Dr. Mackay resigned from the board of 5:01 Acquisition Corp. Dr. Mackay’s biography on page 12 of the Proxy Statement is hereby updated to include his position as a director of Rallybio Corporation and his prior board service.

“Dr. Mackay is co-founder, Chief Executive Officer (“CEO”), and a director of Rallybio Corporation, a biotechnology company incorporated in January 2018, which only recently became a public company in July 2021. From May 2013 to June 2017, Dr. Mackay served as the Global Head of Research & Development at Alexion Pharmaceuticals, Inc. and, from July 2010 to January 2013, Dr. Mackay served as the President of R&D at AstraZeneca PLC, where he led the research and development organization and had overall accountability for delivering new products from its pipeline. Dr. Mackay has served as a director of Novo Nordisk since March 2018. From October 2020 through April 22, 2022, Dr. Mackay served as a director of 5:01 Acquisition Corp., a blank check company whose primary purpose was to effect a business combination, and which has never engaged in operating activities. Dr. Mackay has been a director of the Company since July 2017.

Dr. Mackay’s extensive experience leading research and development organizations at both global pharmaceutical and biotechnology companies provides us with a unique combination of expertise.”

Dr. Mackay is a Strong and Qualified Choice for Director

Our Board of Directors recognizes that certain shareholders may have questions about the public company commitments of Dr. Mackay, given he is the CEO of Rallybio Corporation and currently serves on a total of three public company boards, including the Company. While Dr. Mackay has served as CEO of Rallybio Corporation since January 2018, Rallybio Corporation only recently became a public company in July 2021. Dr. Mackay’s commitment and service to the Company has been considerable and unwavering, regardless of his other commitments.

After thorough consideration and evaluation of Dr. Mackay’s performance as a director, the Board unanimously recommends the re-election of Dr. Mackay at the 2022 Annual Meeting. Dr. Mackay has been highly engaged since joining the Board in 2017, and has attended all but one board meeting and one committee meeting since that time and has attended every board and committee meeting on which he served that was held since February 2019. Dr. Mackay is consistently prepared, acts as a fully active participant in the Board’s meetings and deliberations and is available for consultation with the other directors and serves an important role in the strong oversight of management. Dr. Mackay’s annual evaluations, conducted by the Corporate Governance and Nominating Committee of the Board, have consistently reflected his strong performance and contributions to the Company, including his exceptional and inclusive leadership skills. Furthermore, Dr. Mackay currently does not chair any committee of the Board, and if re-elected has not been designated as a chair of any Board committee.

As with any director of the Company, in the event that Dr. Mackay’s engagement as a director declines, the Corporate Governance and Nominating Committee will reevaluate its recommendation. The Board believes that Dr. Mackay is qualified to continue to serve on the Board and brings a unique background that is critical to the Board, including his extensive industry experience, particularly as pertains to global pharmaceutical and biotechnology companies, and his expertise in areas such as:

•	senior business management, including business administration and vision and strategy-setting;

•	industry research and development, including scientific expertise and focus;

•	business development and corporate strategy, including experience at the executive level in the strategic and tactical aspect of consummating transactions; and

•	international business management, including experience leading a global business.

IMPORTANT INFORMATION

This Supplement does not change or update any of the other disclosures contained in the Proxy Statement. Except as amended or supplemented by the information contained in this supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

This Supplement is being filed with the Securities and Exchange Commission and made available to the Company's shareholders on or about April 25, 2022.

This information is intended to supplement the Proxy Statement, which was furnished in connection with the solicitation of proxies by the Board for use at the 2022 Annual Meeting. You are encouraged to consider this additional information as you cast your vote on Proposal 1 regarding the election of the nominees for director.

The Company has filed with the Securities and Exchange Commission and provided to its shareholders the Proxy Statement and additional solicitation material in connection with the 2022 Annual Meeting. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE ADDITIONAL SOLICITATION MATERIALS AND OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION IN THEIR ENTIRETY BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. Copies of these documents may also be obtained free of charge through the SEC website at www.sec.gov and through the Company website www.criver.com/annual2022.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.